Exhibit 99.1

FOR RELEASE Monday, February 2, 2004 at 4:00 EST	CONTACT:	PHIL SMITH
Monday February 2, 2004		Chairman of the Board
TASER International, Inc.
(480) 905-2005

TASER® International, Inc. Reports Record New Orders, Revenue, EPS and Cash
Growth For Fourth Quarter and Year Ended December 31, 2003

Company achieves 283% growth in quarterly net sales, $11.6 million of new orders, $0.70 basic earnings per share, and significant growth in cash to $15.9 Million as of December 31, 2003

SCOTTSDALE, AZ, February 2, 2004 - TASER® International, Inc. (Nasdaq: TASR and TASRW) today reported record fourth quarter and year-end financial results. The Company reported record revenue of $10.8 million for the quarter ended December 31, 2003, a 283% increase over net sales of $2.8 million in the fourth quarter of 2002. In addition to the $10.8 million of net sales shipped in the fourth quarter, the Company received an additional $2.5 million of orders that are scheduled to ship in the first quarter of 2004. The increase in net sales resulted in net income of $2.8 million for the three months ended December 31, 2003, with basic and diluted earnings per share of $0.70 and $0.56 respectively. Year-to-date net sales increased 148% to $24.5 million, from the $9.8 million reported for the year ended December 31, 2002. Year to date income increased 2,039.7% to $4.5 million, from $209 thousand for the year ended December 31, 2002. Basic and diluted earnings per share for 2003 were $1.41 and $1.07 respectively. The net sales and earnings per share calculations reported for both the fourth quarter, and year-end December 31, 2003, include the recognition of $449,000 of deferred revenue generated in the second and third quarters of 2003 as part of a trade-up program for the Company’s TASER X26 weapon system. This trade up program was completed on December 31, 2003. Included in other expense for both periods is a one-time charge of $248,000 associated with the discount offered to public warrant holders for the early redemption of approximately 782,000 warrants during the quarter ended December 31, 2003. As a result of the net income, warrant and options exercises, the cash balance as of December 31, 2003 was $15.9 million as compared to $3.6 million on December 31, 2002.

“2003 was a great year for TASER International. We are excited to see continued growth in our quarterly revenue, earnings and cash balances,” commented Rick Smith, CEO of TASER International, Inc. “This growth has enabled the Company to continue funding necessary plant expansion and research efforts to broaden the TASER line in order to accommodate new customers and growing law enforcement deployments. During the fourth quarter of 2003, we added 800 new departments to our base of law enforcement agencies either testing or deploying a TASER brand weapon, bringing our total number of agencies using the TASER to more than 4,300. We also increased our number of full deployments to 506 agencies, which represents a commitment by those departments to place one TASER on each of their line level patrol officers. As of December 31, 2002, we had approximately 2,000 agencies in total using our products, and 159 committed to full deployment,” stated Smith.

“Our operating performance also improved during fiscal 2003. Year-to-date, gross margins improved 5.4% to 61.6%, from the 56.2% reported in 2002. This improvement over the same period last year was directly related to higher unit sales volume, product mix and improved operating efficiencies,” stated Smith. “We expect to see results from operations continue to improve, as we focus efforts on automating production activities and improving process throughput. We also intend to continue expansion of our manufacturing capabilities in order to reduce the quarter-end backlog experienced during the last two quarters, and to increase the total investment in finished goods as preparation for large orders we expect to receive during 2004,” continued Smith.

“Finally, we were pleased to see the cash generated during 2003. One of the financial goals established at the time of the initial public offering in 2001, was to grow our business in a fashion that would enable the Company to sustain managed growth through internal funding. During the twelve months ended December 31, 2003, we generated $4.4 million dollars from operating activities, and $12.7 million dollars through financing activities. Specifically, $4.5 million of cash was generated through net income, $11.0 million was generated through underwriter and public warrant exercises, and $1.8 million was generated through stock option exercises. We believe the majority of the warrants exercised resulted from the discount offered to warrant holders in exchange for their early exercise. This offer expired on December 12, 2003,” stated Smith. “The cash generated through operations and financing activities were offset by $4.7 million of cash used to purchase the land for our new corporate headquarters in Scottsdale, Arizona, and to purchase the intellectual property to strengthen our market position.”

“We expect to see market momentum for our TASER brand weapons further accelerate in 2004. Since the introduction of our weapons to the law enforcement community in late 1999, we have seen our penetration climb from 0% to 24% of United States law enforcement agencies. Yet, we have only penetrated 5.2% of the available market of individual officers in the United States, leaving significant room for continued growth in the domestic markets in the years ahead. Additionally, the international interest in our products has been heightened by recent tests in the United Kingdom, Canada and Australia, and deployments of United States Military in strategic international locations. Although we believe we will receive orders from our international customers in 2004, these larger orders do not lend themselves to quarterly forecasting with a high degree of accuracy. Accordingly, we are providing our 2004 guidance in the form of annual sales growth estimated to be a 100% greater than our 2003 net sales results,” concluded Smith.

Subsequent to year end the Company’s Board of Directors approved a 3 for 1 stock split in the form of a stock dividend. The date of record was January 26, 2004, with an effective date of February 10, 2004. Earnings per common and common equivalent share will be retroactive adjusted upon the effective date of the dividend.

About TASER International, Inc.

TASER International, Inc. (NASDAQ: TASR & TASRW) provides advanced less-lethal weapons for use in the law enforcement, private security and personal defense markets. Our flagship ADVANCED TASER® product has reduced officer injuries by over 80% in the Orange County (FL) Sheriff’s Office, and reduced suspect injuries by over 67% in the Phoenix (AZ) Police Department. TASER technology is saving lives, reducing liability and creating safer jobs in over 4,300 law enforcement agencies worldwide. Call 1-800-978-2737 or visit our web-site at www.TASER.com to learn more about the new standard in less-lethal weapons.

Note to Investors

This press release contains forward-looking information within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and is subject to the safe harbor created by those sections. The forward-looking information is based upon current information and expectations regarding TASER International. These estimates and statements speak only as of the date on which they are made, are not guarantees of future performance, and involve certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results could materially differ from what is expressed, implied, or forecasted in such forward-looking statements.

TASER International assumes no obligation to update the information contained in this press release. TASER International’s future results may be impacted by risks associated with rapid technological change, new product introductions, new technological developments and implementations, execution issues associated with new technology, ramping manufacturing production and processes, implementation of manufacturing automation, potential fluctuations in quarterly operating results, competition, financial and budgetary constraints of prospects and customers, international order delays, dependence upon sole and limited source suppliers, fluctuations in component pricing, government regulations, dependence upon key employees, and its ability to retain employees. TASER International’s future results may also be impacted by other risk factors listed from time to time in its SEC filings, including, but not limited to, the Company’s Form 10-QSBs and its Annual Report on Form 10-KSB.

For further information, please contact Phillips Smith, Chairman of TASER International, Inc., at 800-978-2737, extension 2005.

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TASER International, Inc.
Statements of Income
(Unaudited)

	Three Months Ended
	December 31,

	2003	2002

Sales
Product sales	$10,672,173	$2,744,480
Grant proceeds from the Office of Naval Research	108,273	72,828

Net sales	$10,780,446	$2,817,308
Cost of products sold:
Direct manufacturing expense	2,482,257	880,032
Indirect manufacturing expense	921,317	204,317
Grant expenditures	106,551	41,583

Total cost of products sold	3,510,125	1,125,932

Gross margin	7,270,321	1,691,376
Sales, general and administrative	2,348,024	1,491,755
Research and development	85,698	65,532

Income from operations	4,836,599	134,089
Interest income	26,538	11,557
Interest expense	(2,890)	(2,941)
Other income (expense)	(248,187)	—

Income before income taxes	4,612,059	142,705
Income tax	1,810,238	75,207

Net Income	$2,801,821	$67,498

Income per share prior to the stock dividend:
Basic	$0.70	$.02
Diluted	$0.56	$.02
Weighted average number of common and common equivalent shares outstanding:
Basic	3,978,095	2,808,005
Diluted	4,974,596	2,920,855

Income per share as adjusted for the stock dividend:
Basic	$0.23	$0.01
Diluted	$0.19	$0.01
Weighted average number of common equivalent shares outstanding:
Basic	11,934,285	8,424,015
Diluted	14,923,788	8,762,565

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TASER International, Inc.
Statements of Income
(Unaudited)

	Year Ended
	December 31,

	2003	2002

Sales:
Products sales	$24,178,889	$9,663,232
Grant proceeds from the Office of Naval Research	276,617	179,545

Net Sales	24,455,506	9,842,777
Cost of products sold:
Direct manufacturing expense	6,709,728	3,220,794
Indirect manufacturing expense	2,428,859	983,936
Grant expenditures	264,029	101,822

Total cost of products sold	9,402,617	4,306,552

Gross margin	15,052,890	5,536,225
Sales, general and administrative	6,973,721	5,038,131
Research and development	498,470	136,503

Income from operations	7,580,699	361,591
Interest income	50,375	57,931
Interest expense	(9,307)	(38,196)
Other income (expense)	(254,476)	(580)

Income before income taxes	7,367,291	380,746
Income tax	2,913,601	171,843

Net Income	$4,453,690	$208,903

Income per share prior to stock dividend:
Basic	$1.41	$0.07
Diluted	$1.07	$0.07
Weighted average number of common and common equivalent shares outstanding:
Basic	3,157,470	2,796,767
Diluted	4,153,971	2,909,617

Income per share as adjusted for stock dividend:
Basic	$0.47	$0.02
Diluted	$0.36	$0.02

Weighted average number of common equivalent shares outstanding:
Basic	9,472,410	8,390,301
Diluted	12,461,913	8,728,851

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TASER International, Inc.
Balance Sheets
(Unaudited)

	December 31, 2003	December 31, 2002

Current assets:
Cash and cash equivalents	$15,878,326	$3,576,937
Accounts receivable, net	5,404,333	888,142
Inventory, net	3,125,974	2,334,809
Prepaids and other assets	536,815	113,749
Income tax receivable	681,950	74,952
Deferred income tax asset	443,440	152,679

Total current assets	26,070,838	7,141,268
Property and equipment, net	3,946,880	661,374
Intangible assets, net	1,122,844	101,571

Total assets	$31,140,563	$7,904,213

Liabilities and stockholders’ equity:
Current portion of capital lease obligations	15,223	37,418
Bank revolving line of credit	—	385,000
Note payable	250,000	—
Accounts payable and accrued liabilities	3,522,439	1,367,159
Customer deposits	185,802	14,728

Total current liabilities	3,973,464	1,804,305
Capital lease obligations, net of current portion	3,655	15,486
Deferred income tax liability	40,121	69,821

Total liabilities	4,017,240	1,889,612
Stockholders’ equity:
Common stock	42	28
Additional paid in capital	21,945,659	5,290,641
Retained earnings	5,177,622	723,932

Total stockholders’ equity	27,123,323	6,014,601

Total liabilities and stockholders’ equity	$31,140,563	$7,904,213

TASER International, Inc.
Selected Cash Flows Information

	(Unaudited)
	December 31, 2003	December 31, 2002

Net Income	$4,453,690	$208,903
Depreciation & Amortization	409,440	255,502
Net cash provided by (used in) operating activities	4,366,546	(834,509)
Net cash used in investing activities	(4,716,221)	(386,637)
Net cash provided by (used in) financing activities	12,651,064	(838,017)
Ending Cash Balance	$15,878,326	$3,576,937

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TASER International, Inc.
Key Operating Ratios

Description	December 31, 2002	March 31, 2003	June 30, 2003	September 30, 2003	December 31, 2003

Working Capital	$5.4 Million	$5.5 Million	$4.8 Million	$9.4 Million	$22.4 Million
Current Ratio	3.96	4.97	3.03	3.96	6.64
Profit Margin	2.4%	6.7%	8.29%	17.7%	26.1%
Sales	$2.8 Million	$3.4 Million	$4.2 Million	$6.1 Million	$10.8 Million
Quarterly Sales per Employee	$38,600	$44,200	$52,300	$55,900	$71,394
Number of Employees	73	77	80	109	151

For further information contact Phil Smith, Chairman at Phil@TASER.com or call 800-978-2737 ext. 2005. Visit the company’s web-site at www.TASER.com for facts and video.